JUHLWIND, INC.	EXHIBIT 99.1
Audit Committee Charter

April 8, 2010

PURPOSE AND ROLE

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) assists the Board of Directors in its oversight of the quality and integrity of the financial reporting practices of Juhl Wind, Inc. (the “Company”).  The Committee’s purpose is to oversee the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor to prepare or issue an audit report on the financial statements of the Company, internal control over financial reporting, and the performance of the Company’s internal audit function and independent auditor.   The Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor including resolution of disagreements between management and the auditor regarding financial reporting.  The Committee further reviews and assesses the qualitative aspects of financial reporting to stockholders, the Company’s processes to manage business and financial risk, and compliance with legal, ethical, and regulatory requirements.  In meeting its responsibilities, the Committee is expected to provide an open channel of communication with management, the internal auditors, the independent auditor and the Board.

MEMBERS

The Committee shall consist of at least three members of the Board, and all Committee members shall satisfy the independence requirements for directors and audit committee members under the rules of the U. S. Securities and Exchange Commission (the “SEC”) and the NASDAQ Capital Market, as such requirements are interpreted by the Board in its business judgment. Committee members shall be free from any relationships that would interfere with or give the appearance of interfering with the exercise of independent judgment as a Committee member.  The Board appoints the members of the Committee and the chairperson.  The Board may remove any member from the Committee at any time with or without cause.  Any such removal from the Committee shall not affect the member’s role as a member of the Board

Each member of the Committee shall in the judgment of the Board have the ability to read and understand fundamental financial statements and otherwise meet the financial sophistication standard established by the requirements under the rules of the SEC and of the NASDAQ Capital Market.   At least one member of the Committee shall be an “audit committee financial expert” as defined by the rules and regulations of the SEC and the NASDAQ Capital Market.

OUTSIDE ADVISORS AND INVESTIGATIONS

The Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. Such authority includes, but is not limited to:

•
Retain outside counsel, accountants, outside advisors, consultants or others to assist in the conduct of an investigation or as it determines appropriate to advise or assist in the performance of its functions, the funding for which shall be provided by the Company;

•	Seek any information it requires from employees or external parties. Employees and external parties will be directed to cooperate and comply with the Committee’s requests;
•	Address complaints relating to accounting; and
•	Meet with Company officers, independent auditor or outside counsel as necessary.

DUTIES AND RESPONSIBILITIES

Management is responsible for preparing the Company’s financial statements and assuring that the Company has adequate internal controls in place. The Company’s independent auditor is responsible for auditing the financial statements and assessing the Company’s internal controls. The activities of the Committee are in no way designed to supersede or alter these responsibilities.

Duties and responsibilities of the Committee shall include, but are not limited to the following:

1. Review and discuss with management and the independent auditor the annual and quarterly financial results for the Company, as well as related financial information of the Company contained in any prospectus or other appropriate disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Also review the annual report to stockholders and the annual/quarterly reports on Forms 10-K/10-Q or their equivalent forms, as applicable, to be filed by the Company with the SEC.

2. Discuss with the independent auditor the quality of the accounting policies and practices used by the Company, any alternative treatments of financial information, their ramifications and the independent auditor’s preferred treatments any other communications required to be discussed by Statement of Auditing Standards No. 61, as amended.  (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Accounting Oversight Board in Rule 3200T.

3. Discuss with the independent auditor its independence based upon written disclosures and the letter from such independent auditor required under Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T.

4. Oversee and monitor the work of the independent auditor to ensure it is independent of management and its objectivity is not impaired, recognizing that the independent auditor is accountable to the Board and the Committee. Review and resolve, if necessary, any disagreements between management and the independent auditor in connection with the annual audit or the preparation of the annual audited financial statements.

5. Annually select and appoint the independent auditor, consider the independence and effectiveness of the independent auditor, approve the fees and other compensation to be paid to the independent auditor and be responsible for oversight of the independent auditor. The Committee shall receive the written disclosures required by generally accepted auditing standards. On an annual basis, the Committee shall require the independent auditor to provide the Committee with a written statement delineating all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor. The Committee shall recommend that the Board take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

6. Annually report to the Board the independent auditor to be retained and pre-approve all audit and non-audit services and fees. The Committee will review the scope of any non-audit services to be performed by the independent auditor and determine its impact on the independent auditor’s independence.

7. The independent auditor may not perform the following non-audit services: (i) bookkeeping related to accounting records or financial statements; (ii) financial information systems design and implementation services; (iii) appraisal or valuation services involving fairness opinions; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management or human resource functions; (vii) broker, dealer, investment adviser or investment banker services; (ix) legal services and expert services unrelated to the audit; and (x) any other services that the Public Accounting Oversight Board determines impermissible. All other non-auditing services to be provided by the independent auditor including tax compliance, tax planning and tax advice shall be approved in advance by the Committee.

8. Review significant accounting and reporting issues, including recent professional and regulatory pronouncements or proposed pronouncements and understand their impact on the Company’s financial statements.

9. Assess and monitor the overall control environment of the Company through discussion with management and the independent auditor as to the adequacy of the internal control system and as to the existence of any significant deficiencies or weaknesses in the system that may impact financial reporting and results. Assess the extent to which the audit plans of the independent auditor can be relied on to identify material internal control weaknesses or fraud. Review the comments and suggestions made pursuant to its audit work and report to the Board with respect to:

● integrity of the records and their keeping;

● appropriateness and effectiveness of the accounting internal control and information systems of the Company and the extent to which these systems are uniformly and properly applied; and

● skills and abilities of the staff working in the accounting, financial and internal control functions as well as the number of people that are employed in these functions.

10. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.  Oversee and assess the Company’s policies, practices and compliance with its Code of Ethics, including, when necessary, following up in connection with any matters reported to the Committee thereunder pursuant to the Company’s whistle-blowing policy then in effect.

11. Direct and supervise special audit inquiries by the independent auditor as the Board or the Committee may request.

12. Provide a report in the proxy statement stating that the Committee has reviewed and discussed the financial statements with management and the independent auditor. In addition, this report will include a recommendation to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K.

13. Review with the independent auditor its performance and recommend to the Board any proposed discharge of the independent auditor when circumstances warrant.

14. Review and reassess the adequacy of this Charter at least annually. Make recommendations to the Board, as conditions dictate, to update this Charter.

MEETINGS

The Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Committee shall determine.  The Committee shall meet with the chief financial officer, the controller, and the independent auditor in separate executive sessions periodically.  The Committee shall report its activities to the Board regularly.

RELATED PARTY TRANSACTIONS

Management shall inform the Committee of all proposed related party transactions.

MISCELLANEOUS

The Committee may perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation and By-laws, and governing law, as the Committee or the Board deems necessary or appropriate.  While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally acceptable accounting principles. These are the responsibilities of management and the independent auditor.